Exhibit 99.5

LOCK-UP LETTER AGREEMENT

December 6, 2012

Halcón Resources Corporation
1000 Louisiana, Suite 6700
Houston, Texas  77002

Ladies and Gentlemen:

This letter (the “Lock-up Letter Agreement”) is being delivered to you in connection with the “Closing” under that certain Reorganization and Interest Purchase Agreement (the “Purchase Agreement”) dated October 19, 2012 among Petro-Hunt, L.L.C. and Pillar Energy, LLC, and Halcón Energy Properties, Inc.  Pursuant to the terms of the Purchase Agreement, the undersigned received at Closing (as such term is defined in the Purchase Agreement) and may receive in connection with certain post-closing adjustments (each as contemplated by the Purchase Agreement) newly issued shares of Automatically Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), of Halcón Resources Corporation, a Delaware corporation (the “Company”), which Preferred Stock is convertible into shares of common stock, par value $0.0001 per share (the “Common Stock” and, together with the Preferred Stock, the “Equity Securities”), of the Company.

In consideration of the sale of the Preferred Stock under the Purchase Agreement by the Company, and for other good and valuable consideration, the undersigned hereby irrevocably agrees that, without the prior written consent of the Company, the undersigned will not, directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any Equity Securities (including, without limitation, Equity Securities that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and Equity Securities that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for Equity Securities, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of Equity Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Equity Securities or other securities, in cash or otherwise, (3) make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any Equity Securities or securities convertible into or exercisable or exchangeable for Equity Securities or any other securities of the Company or (4) publicly disclose the intention to do any of the foregoing, for a period commencing on the date hereof and ending on the 180th day following the date hereof (such 180-day period, the “Lock-Up Period”).

In furtherance of the foregoing, the Company and its transfer agent are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Letter Agreement.

The Lock-Up Period shall promptly terminate and all of the Equity Securities will be released from the restrictions contained herein if at any time during the Lock-Up Period (i) the Company’s Common Stock is delisted from the New York Stock Exchange, or (ii) proceedings are initiated by the Securities and Exchange Commission with respect to the Company under Section 8 or 8A of the Securities Act of 1933, as amended; provided, however, that the Equity Securities may still be subject to restrictions under applicable provisions of the Securities Act of 1933 and state securities laws.

The undersigned understands that the Company issued shares of its Preferred Stock to the undersigned in reliance on this Lock-Up Letter Agreement.

[Signature page follows]

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Letter Agreement.  Any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

Very truly yours,

PETRO-HUNT HOLDINGS, LLC

By:	/s/ Bruce W. Hunt
Name:	Bruce W. Hunt
Title:	President

Dated:  December 6, 2012

[SIGNATURE PAGE TO LOCK-UP AGREEMENT — PETRO-HUNT HOLDINGS, LLC]